Exhibit 99.1

FOR IMMEDIATE RELEASE:

Och-Ziff Capital Management Group LLC Announces Record Date and

Estimated Range for Dividend on Class A Shares

NEW YORK – December 21, 2007 – Och-Ziff Capital Management Group LLC (the “Company”) (NYSE:OZM) announced that its Board of Directors declared a December 31, 2007 record date for its fourth-quarter 2007 dividend. The Company estimates that the dividend will be between $1.05 and $1.20 per Class A share. The Company anticipates that the dividend will be determined and paid during the first quarter of 2008 to holders of record of Class A shares on December 31, 2007.

The estimated dividend is based on the Company’s actual results through October 31, 2007 and management’s estimate of expected results through December 31, 2007. Since the Company recognizes substantially all of its incentive income on the last day of the fiscal year and this amount is based on the Company’s performance for the entire fiscal year, the Company’s actual dividend may vary from the estimate and this variance could be material. The Company does not intend to update or revise this dividend estimate, and the actual amount of the dividend and the payment date will be announced when all relevant information is available during the first quarter of 2008.

The information contained in this press release may contain forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. We generally identify forward-looking statements by terminology such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon the historical performance of us and our subsidiaries and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and risks that are included in our filings with the Securities and Exchange Commission, including but not limited to our registration statement on Form S-1 (registration no. 333-144256). Any forward-looking statements contained in this press release are made only as of the date hereof. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Och-Ziff Capital Management Group LLC

Och-Ziff Capital Management is a leading institutional alternative asset management firm and one of the largest alternative asset managers in the world, with the estimated unaudited amount of assets under management of approximately $33.0 billion for over 700 relationships as of December 1, 2007. More information about Och-Ziff is available on the Company’s Web site at www.ozcap.com.

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Media Relations Contact:

Steve Bruce or Chuck Dohrenwend

The Abernathy MacGregor Group, for Och-Ziff Capital Management Group

212-371-5999

Investor Relations Contact:

Tina Madon

Managing Director

Head of Investor Relations

212-719-7381

tina.madon@ozcap.com